EXHIBIT 10.1
EXECUTION COPY
TRANSITION SERVICES AGREEMENT
          TRANSITION SERVICES AGREEMENT (this “Agreement”), dated June 16, 2006, among Crisa Libbey S.A. de C.V., a Mexican Sociedad Anónima de Capital Variable (“Crisa Libbey”), Vitrocrisa Holding, S. de R.L. de C.V., a Mexican Sociedad de Responsabilidad Limitada de Capital Variable (“VC Holding”), Vitrocrisa S. de R.L. de C.V., a Mexican Sociedad de Responsabilidad Limitada de Capital Variable (“Vitrocrisa”), Vitrocrisa Comercial, S. de R.L. de C.V., a Mexican Sociedad de Responsabilidad Limitada de Capital Variable (“VC Comercial”), Crisa Industrial, L.L.C., a Delaware limited liability company (“Crisa Industrial” and, collectively with Crisa Libbey, VC Holding, Vitrocrisa and VC Comercial, the “Acquired Companies” or the “Recipient”) and Vitro Corporativo, S.A. de C.V., a Mexican Sociedad Anónima de Capital Variable (“Vitro”). Each of Vitro and the Recipient is referred to sometimes in this Agreement as a “Party,” and Vitro and the Recipient are referred to collectively in this Agreement as the “Parties.”
          Unless otherwise defined herein, all capitalized terms have the meanings set forth in the Purchase Agreement (as defined below).
          WHEREAS, Vitro, S.A. de C.V., Crisa Corporation, a Delaware corporation (together with Vitro, “Sellers”), the Acquired Companies, Libbey Mexico, S. de R.L. de C.V., a Mexican Sociedad de Responsibilidad Limitada de Capital Variable (“Libbey Mexico”), Libbey Europe B.V., a limited liability company (besloten vennotschap met beperkte aansprakelijkheid) organized under the laws of the Netherlands (“Libbey Europe”) and LGA3 Corp., a Delaware corporation (“LGA3” and, together with Libbey Europe and Libbey Mexico, “Purchasers”) have entered into that certain Purchase Agreement, dated as of April 2, 2006, as amended on or prior to the date hereof (as amended, the “Purchase Agreement”), pursuant to which Sellers have agreed to sell to Purchasers, and Purchasers have agreed to buy from Sellers, all right, title and interest of Sellers in and to the Acquired Companies and certain related assets; and
          WHEREAS, the Purchase Agreement contemplates, from and after the Closing, that the Vitro Entities shall provide, or shall cause to be provided, certain transition services to the Acquired Companies.
          NOW, THEREFORE, in consideration of the foregoing and the mutual agreements and covenants set forth in this Agreement and the Purchase Agreement, and intending to be legally bound, the Parties agree as follows:
     1. Transition Services. Vitro shall provide, or use commercially reasonable efforts to cause to be provided by its vendors (as specified on Exhibit A), to the Recipient the services set forth on Exhibit A attached hereto and incorporated herein by reference (each a “Transition Service” and, collectively, the “Transition Services”) for the Term in accordance with this Agreement. Subject to the terms of the Purchase Agreement, Vitro shall perform, or, where set forth on Exhibit A, use commercially reasonable efforts to cause to be performed by its vendors, all services necessary for the performance of the Transition Services. For a period of three years from the Closing Date or such other shorter period as the Acquired Companies or Purchasers may indicate, Vitro shall cause the General Manager to allocate 80% of his time to the provision and performance of Transition Services and other such duties as the Acquired Companies, Purchasers or any of their Affiliates may determine pursuant to the terms and conditions set forth on Exhibit 1.01-I of the Purchase Agreement.

     2. Standard of Performance.
In all material respects, Vitro shall use, and shall use commercially reasonable efforts to cause its vendors to use, the same degree of diligence as Vitro or its vendor, as applicable, exercised in providing services to the Recipient during the 12-month period prior to the date hereof. The Transition Services shall be of the type and quality, and shall be provided at staffing levels and with timeliness, provided to the Acquired Companies during the 12-month period prior to the date hereof, provided that: (a) to the extent a Transition Service was not provided to the Recipient during the 12-month period prior to the date hereof, the Transition Service shall be of the type and quality, and shall be provided at staffing levels and with timeliness, consistent with the provision of similar services to Vitro or its Affiliates during the 12-month period prior to the date hereof; (b) in no event shall the staffing levels and timeliness with which the Transition Services are provided to the Recipient be less than those with which Vitro or its affiliates provide similar services to the Excluded Business; and (c) except as set forth in clauses (a) and (b), in no event shall the type and quality of Transition Services, or staffing levels and timeliness with which they are provided, be required to be provided in a manner materially greater than such services were provided during the 12-month period prior to the date hereof. Vitro, in the performance of the Transition Services and other obligations hereunder, shall comply with Laws applicable to the Transition Services performed by Vitro, and shall use commercially reasonable efforts to enforce the terms and conditions of its or its Affiliate’s contracts with vendors that relate to the Transition Services hereunder.
     3. Fees & Expenses.
(a)	Vitro shall sell, and the Recipient shall purchase, the Transition Services provided by Vitro or caused to be provided by Vitro pursuant to this Agreement at the prices set forth on Exhibit A, which prices represent, except as noted under such Exhibit, Vitro’s fiscal year 2005 actual charges in Mexican Pesos to the Acquired Companies for each Transition Service (the “2005 Vitro Charges”), plus any applicable value added tax (the “VAT”). Vitro shall submit on a monthly basis a single consolidated invoice to Vitrocrisa describing with reasonable particularity the Transition Services provided by Vitro and the fees and applicable VAT due therefor. Invoices for Transition Services provided by Vitro vendors, with reasonably available supporting detail as to the charges, shall be submitted by Vitro together with such consolidated invoice, or directly by such vendors, at the option of Vitro. All amounts payable under this Agreement for each month during the term shall be due and payable within 45 days of the date of invoice issued hereunder. Except as noted in Exhibit A, all invoices will be denominated, and payment will be made, in Mexican Pesos. Any invoice denominated in US$ dollars shall be translated to Mexican Pesos at the exchange rate published by Banco de Mexico in the Official Gazette (Diario Oficial de la Federación) as of the last Business Day prior to the date of payment for the month in question. All invoices will clearly identify the “pass-through” amounts due by Vitro to third-party providers of goods or services and such amounts shall be passed-through to Vitrocrisa without mark-up or margin of any kind. Notwithstanding the foregoing, until the earlier of the third anniversary of the date hereof or the date on which the General Manager’s services are no longer required by or otherwise made available to the Acquired Companies as contemplated hereby, the amount payable by the Acquired

Companies to Vitro as total compensation for the General Manager’s services shall be equal to US $41,666.66 per month, translated to Mexican pesos at the exchange rate published by Banco de México in the Official Gazette (Diario Oficial de la Federación) for the date of the invoice for the month in question. In addition to the foregoing, the Acquired Companies shall be responsible for and pay all travel, entertainment and other expenses incurred by the General Manager in connection with his services to the Acquired Companies hereunder or to such other duties as Recipient, Purchasers, or the Acquired Companies may determine. If any amount payable by Recipient under this Agreement is not paid when due, Recipient shall pay interest on such past due amount, accruing commencing on the date such amount is due until such amount is paid, at an annual rate equal to TIIE (Tasa Interbancaria de Equilibrio) multiplied by 1.5 (if such amount is due in Mexican pesos) or 30-day LIBOR plus 4.00% (if such amount is due in U.S. dollars).

(b)	Fee Adjustments.
                    (i) With respect to any Transition Service other than the General Manager’s services, after the second anniversary of the date hereof, Vitro may prospectively and proportionally adjust the amount charged by Vitro with respect to such Transition Service to account for increases in the actual cost incurred by Vitro for materials, services and labor costs in connection with the Transition Service, provided, that in no event shall the amount of any such proportionate annual increase with respect to the Transition Service in question exceed the proportionate amount of any direct cost increases incurred by Vitro since year-end 2005 relating to such Transition Service.
                    (ii) If requested by the Recipient, or by Vitrocrisa on behalf of the Recipient, Vitro shall provide the Recipient, or Vitrocrisa on behalf of the Recipient, but subject to and limited by any confidentiality agreements with vendors, if applicable, with reasonable access to Vitro’s bills of material or services costs and evidence of increased labor costs necessary to enable the Recipient to verify any such increase. Any adjustment pursuant to this paragraph shall be reflected in an amendment to Exhibit A, provided to the Recipient contemporaneously with the invoice reflecting any such adjustment.
(c)	With respect to any Transition Service other than the General Manager’s services, after the third anniversary of the date hereof, the Parties will negotiate the terms upon which the Transition Services could be continued, if any, and without obligation of any of the Parties to enter into a new transition services agreement, or to extend the terms of this Agreement.

(d)	The Recipient will reimburse, to the extent not incurred in the 2005 Vitro Charges, Vitro for all reasonable, extraordinary, out-of-pocket travel, lodging, food and other similar expenses in connection with the Transition Services furnished. The Recipient will reimburse Vitro vendors for all reasonable, extraordinary, out-of-pocket travel, lodging, food and other similar expenses incurred by such vendors in connection with the Transition Services furnished.

(e)	Any Taxes or other governmental charges (not including those based upon income) which may now or later be imposed upon the sale or use of the Transition Services provided pursuant to this Agreement shall be paid by the Recipient.

(f)	The Parties acknowledge that the General Manager shall be an employee of Vitro or an Affiliate thereof. Vitro shall be responsible for and pay to the General Manager all compensation and other consideration payable to the General Manager during the term hereof, and Vitro shall indemnify and hold Purchasers and the Acquired Companies harmless from and against any Loss arising therefrom or related thereto. In furtherance of the foregoing, during the term hereof, Recipients agree to provide Vitro (i) reports of the Acquired Companies as a whole for EBITDA, working capital and capital expenditures as may be reasonably requested by Vitro, and (ii) such additional financial information regarding the Acquired Companies as Vitro and the Recipient mutually agree, in their reasonable discretion, is necessary and appropriate for Vitro to determine the compensation and other consideration payable to the General Manager. Vitro shall have responsibility for deducting and withholding any amounts required to be deducted and withheld from payments made to the General Manager under applicable Tax Law, and shall promptly remit any such amounts to the appropriate Governmental Authorities. Vitro shall indemnify and hold Purchasers and the Acquired Companies harmless from any Losses arising out of any assertion by any Governmental Authority or any other third Party that during the term hereof Purchasers or the Acquired Companies (i) improperly failed to withhold any Taxes from the payments made to the General Manager, (ii) improperly failed to pay the General Manager any wages, benefits or severance, or (iii) are the employer of the General Manager.

(g)	Until the second anniversary of the date hereof, the Acquired Companies shall receive a credit in the amount of US $52,083.33 each month against the Transition Services Fees (as defined below) payable by any of the Acquired Companies for the Transition Services provided under (i) this Agreement; (ii) the Agreement between Desarrollo Personal y Familiar, A.C. and Vitrocrisa with respect to “Vitro Club” and “El Manzano”; (iii) the Agreement between Compañía Vidriera, S.A. de C.V and VC Comercial with respect to the weighbridge (industrial scale) owned by Compañía Vidriera, S.A. de C.V and located within Vidriera Monterrey; (iv) the Agreement between Compañía Vidriera, S.A. de C.V. and VC Comercial with respect to an electrical substation (but limited to the “Fixed Fee” under the electrical substation contract); and (v) the Medical Services Agreement between Clínica Vitro, A.C. and Vitrocrisa. The fees payable by any of the Acquired Companies pursuant to the agreements listed in the preceding sentence are referred to in this Agreement as the “Transition Services Fees”. For purposes of applying all or any portion of the Credit against any Transition Services Fees that are payable by any of the Acquired Companies in Mexican pesos, the applicable portion of the Credit shall be determined by reference to the U.S. dollar / Mexican peso exchange rate published by Banco de México in the Official Gazette (Diario Oficial de la Federación) for the date of the invoices in question. If the Transition Services Fees in any given month are not at least equal to the applicable monthly credit, the Acquired Companies may accrue and carry forward 100% of the unutilized portion of such credit to any subsequent month until the Acquired Companies shall have received the full benefit of all such monthly credits, but in no event after the 24th month after the date of this agreement. Notwithstanding the foregoing, the Transition Services Fees shall not include, and the credit contemplated by this Section 3(g) shall not apply to, any fees, charges, expenses or costs related to any approved Migration Plan hereunder or Transition Services provided by Vitro vendors or with respect to goods or services provided by, or any pass through amounts payable to, third party suppliers or vendors

(h)	With respect to amounts payable under this Agreement, the Recipient shall be entitled to exercise any rights of set-off granted to Purchasers in accordance with and subject to the terms of Section 9.06(b) of the Purchase Agreement.
     4. Further Assurances. Each Party agrees that it will take such actions, provide such information and execute and deliver such further instruments and documents as may be necessary to ensure and evidence the intent of this Agreement.
     5. Term and Termination.
(a)	The term of this Agreement shall commence on the date hereof and shall expire on the third anniversary of the date of this Agreement (the “Initial Term”). Certain services shall be provided for such shorter period of time as set forth in Column 2 of Exhibit A. Should the Recipient desire to extend the time period for any Transition Service beyond the Initial Term (or, with respect to Transition Services to be provided for a shorter period, if Recipient desires to extend the time period for such services beyond the shorter period provided in Exhibit A), it shall provide at least 30 days prior written notice of such request to Vitro (the Initial Term and any extension period are referred to as the “Term”); provided, however Vitro shall not be obligated to agree to any extension. The Recipient may terminate any Transition Service as contemplated in paragraph (c) below. Upon termination of any Transition Service, the portion of the monthly fees payable by the Recipient after such termination shall be reduced to the extent of fees attributable to the terminated Transition Service.

(b)	If Vitro determines at any time that it will no longer provide, or that it will materially alter or reduce, any services provided (whether provided by Vitro, any of its Affiliates, or by any third party vendors) to any of its Affiliates of substantially the same kind, level and nature as any of the Transition Services Vitro is obligated to provide to the Recipient pursuant to this Agreement, Vitro will provide Vitrocrisa, on behalf of the Recipient, with written notice specifying (i) the Transition Services to be discontinued, altered or reduced and (ii) the final date upon which such Transition Services will be provided to the Recipient, which date will be not less than 90 days after the date of such notice is received by Vitrocrisa. Upon notice from Vitro to the Recipient regarding the discontinuance, alteration or reduction of any Transition Service, Vitro and the Recipient shall use commercially reasonable efforts to establish a Migration Plan (as defined below) with respect to such Transition Service.

(c)	Provided that the Transition Services Vitro is obligated to provide to the Recipient pursuant to this Agreement are not discontinued, materially altered or reduced (except as otherwise provided and permitted pursuant to Section 5(b) above), Vitro, at its sole discretion, may change or substitute any third party vendor currently providing goods or services under, or change the terms and conditions of, any Shared Contract without the authorization of the Recipient. Vitro shall inform the Recipient as soon as practicable of any new terms and conditions negotiated. To the extent this subparagraph (c) conflicts with the Section 5.08 of the Purchase Agreement, the terms of the Purchase Agreement shall control.

(d)	The Recipient may, for convenience, and for any reason and without any penalty or Liability whatsoever except as provided below, terminate this Agreement, or remove from Exhibit A any Transition Service subject to this Agreement, by giving Vitro not less than 30 days written notice specifying (i) either the termination of this Agreement or the Transition Service(s) to be removed from Exhibit A and, therefore, to be no longer subject to this Agreement; and (ii) the effective date of such termination or removal of Transition Service(s). The Recipient shall be responsible for and pay all early termination penalties, fees and similar payments or Liabilities payable to any Vitro third party vendors, if any, arising solely as a result of any early termination by Recipient pursuant hereto, or its proportionate share of all such early termination penalties, fees, and similar payments or Liabilities, if Vitro, at its discretion and for its own convenience (subject to subparagraph (b), above), decides to simultaneously with Recipient, terminate its obligations under the relevant contract. The Parties shall cooperate in good faith to minimize any termination fees associated with any termination of the a Transition Service provided by any Vitro third party vendor. Vitro shall notify Recipient, within 5 Business Days of Vitro’s receipt, of any early termination notification provided by any Vitro third party vendors to Vitro. In addition, Recipient acknowledges and agrees that the early termination of certain Transition Services may adversely impact or result in the early termination of other related Transition Services as reasonably determined by Vitro (for example, the termination of IT Services would require the termination of payroll services).

(e)	The Recipient may terminate this Agreement upon 30 days prior written notice to Vitro if Vitro is in material breach of this Agreement unless Vitro, within such 30 day period, remedies such breach or, in the case of a material breach which cannot be reasonably remedied within such period, initiates action which can reasonably be expected to result in curing such breach within a reasonable period of time. If such breach is cured in the period specified above and, subsequently, Vitro breaches this Agreement in the same manner, the Recipient may terminate this Agreement upon 30 days prior written notice to Vitro, and Vitro shall not have any further opportunity to cure. Vitro may suspend performance of all or any portion of the Transition Services upon 30 days prior written notice if Recipient fails to pay when due any undisputed amounts to Vitro or to third party vendors on a direct or pass through payment basis, unless the Recipient within such 30 day period cures such payment default; provided, however, that after any such suspension of the provision hereunder of the Transition Services by Vitro in accordance the foregoing the Recipient may, upon payment to Vitro of the necessary past due amount (including payment of the Transition Services fees accrued during the suspension period), reinstate the provision by Vitro of the Transition Services under this Agreement. In addition to the foregoing right to suspend the Transition Services and the right to receive interest on past due payments as provided in Section 3(a), Vitro may terminate this Agreement upon 30 days prior written notice to Recipient (without any opportunity or right of Recipient to cure), if three (3) or more times during the Term Recipient fails to pay any undisputed amounts payable to Vitro or to any third party vendors on a direct or pass through payment basis more than 30 days after the date such payments are due. This Agreement may not be terminated by Vitro for any other reason and shall continue in full force and effect notwithstanding any breach of this Agreement by the Recipient (other than as provided in the preceding sentence), and Vitro’s remedies in the event of any such other breach of this Agreement by the Recipient shall be limited to claims for monetary damages or for injunctive or other legal or equitable relief to prevent any continuation or recurrence of any breach of this Agreement. Recipient acknowledges and agrees that with respect to any Transition Services provided by any Vitro vendors, the failure of Recipient to pay the fees for such services when due may result in the suspension or termination of such services by such vendors without any liability of Vitro therefor.

(f)	Upon the expiration or termination of this Agreement for any reason, each of Vitro, on the one hand, and the Recipient, on the other hand, shall return or destroy, or cause to be returned or destroyed, any and all Confidential Information (as defined below) of the other Party in its possession or control and, upon request, provide written certification of compliance with this obligation to the other Party.

(g)	With respect to the Transition Services provided by the General Manager, if Vitro determines that Cause exists for the termination of the General Manager it shall notify Vitrocrisa in writing, and Vitro shall, no earlier than 30 days after the date of such notice, have the right to terminate the General Manager’s employment for Cause. If at any time Vitrocrisa determines that it no longer requires the services of the General Manager, then it shall notify Vitro of such election, and within the 60 day period following such notice Vitro shall amend the General Manager’s employment agreement so that 0% of his duties are allocated to Transition Services or other such duties as the Acquired Companies, Purchasers or any of their Affiliates may have determined. If during or upon the expiration of the Term (x) Vitro terminates the General Manager in connection with his decision to accept an offer of employment with any of the Acquired Companies, Purchasers or their Affiliates, or (y) any of the Acquired Companies, Purchasers or their Affiliates were to notify Vitro that the General Manager’s services are no longer required and Vitro were to terminate the General Manager’s employment, in each case for any reason other than for Cause, then, upon termination of the General Manager’s employment with Vitro, Vitro shall pay the General Manager an amount equal to the lump sum retirement benefit to which he will then be entitled under his current retirement plan at age 60, to the extent that such benefit shall not already have been paid in connection with his termination of employment with the Acquired Companies or otherwise, with such amount being actuarially reduced to the date on which such payment is made and without duplication, all other benefits due by Law or Contract to the General Manager. In the event of termination under clause (x) or (y) above, then the Acquired Companies shall pay to Vitro an amount equal to 50% of the aggregate severance required by Law to be payable to the General Manager in connection with the termination of his employment with Vitro (with the Acquired Companies’ portion thereof not to exceed US $500,000). If the General Manager terminates his employment for Good Reason, Vitro shall indemnify and hold the Acquired Companies and Purchasers harmless from and against any Loss suffered or incurred by the Acquired Companies and Purchasers resulting or arising from such termination for Good Reason. If the General Manager ceases to be employed by Vitro for any reason other than that set forth in clause (x) of this paragraph, Vitro shall use commercially reasonable efforts (but shall not be required to expend any funds) to assist the Acquired Companies in identifying and recruiting a replacement and Vitro shall have no further Liability or obligation hereunder with respect to the General Manager or his replacement. The obligations of the Acquired Companies to pay compensation for the General Manager’s services under Section 3(a) shall end upon the termination of the General Manager’s employment or amendment of the General Manager’s employment agreement so that 0% of his duties are allocated to Transition Services or other such duties as the Acquired Companies, Purchasers or any of their Affiliates may have determined.

(h)	If the aggregate monthly fees payable for the “Vitro IT Services” identified under “Application Support” (in each case as identified in Annex A to Exhibit A) (the “Monthly IT Fees”) are reduced to $226,323.21 Mexican pesos (the “Vitro IT Threshold”) as a result of a reduction in the number of users, then upon Vitro’s request, the Parties will negotiate in good faith appropriate adjustments to the Vitro IT Fees to ensure that the ongoing Vitro IT Fees will be sufficient for Vitro to be able to continue to cover its costs associated with the provision of the Vitro IT Services; provided, however, that Vitro shall be under no obligation to accept an adjustment to Vitro IT Fees below the Vitro IT Threshold for the Vitro IT Services. Further, if at anytime, the Recipient reasonably demonstrates that the Vitro IT Services specified in Exhibit A as “Management and Administration” could be provided by a third party on substantially the same terms and conditions as provided herein but for less fees than those payable hereunder, then, upon providing reasonable evidence of the foregoing to Vitro, Vitro shall adjust prospectively its fees hereunder to match the third party quotation.

     6. Contact Persons. Each Party shall promptly appoint a management level person or persons (who may be employed by an Affiliate of such Party) for the purpose of coordinating the provision of Transition Services to the Recipient (the “Contact Persons”) under this Agreement. The Contact Persons shall resolve issues that may arise under this Agreement by: (a) coordinating management team meetings (in person or by phone) on an expedited basis to decide on an appropriate resolution or plan of resolution of the issue; (b) implementing, on a timely basis, such mutually agreed upon plan or resolution; and (c) taking any other steps necessary in the Contact Persons’ reasonable judgment to resolve the issue. The initial Contact Persons for each Party are set forth on Exhibit B.
     7. Migration From Certain Transition Services.
(a)	The Recipient agrees that, not later than 90 days prior to the initial expiration date of each Transition Service, as set forth in Column 2 of Exhibit A, it shall cause the Acquired Companies to provide to Vitro for its review and approval, a written plan to transfer or otherwise replace such Transition Services as continue to be provided as of that date pursuant to this Agreement (each a “Migration Plan”). The respective Contact Persons shall meet to review the Migration Plan, which shall include, as applicable, phases of implementation, milestones, the requested Vitro involvement and expected costs, including the per hour rate for the use of Vitro personnel service for inter-dependency issues, data migration issues, and contingencies. The approval by Vitro of the Migration Plan will not be unreasonably withheld, and Vitro will make counterproposals if the schedule in or other provisions of any proposed Migration Plan cannot be commercially reasonably met by Vitro based on existing Vitro resources and commitments. Reasonable out-of-pocket expenses incurred by Vitro in connection with the implementation of any Migration Plan, including for the avoidance of doubt payments to Vitro vendors for services and consents or approvals directly required to implement the Migration Plan and the payment of salaries and fringe benefits only to the extent required by Law (“Minimum Benefits”) for Vitro employees who work on such Migration Plan, shall be set-out initially as a per hour rate and reimbursed by the Recipient, or any Purchaser or Acquired Company on behalf of the Recipient. Subject to the agreement by Vitro with such Migration Plan as set forth above, Vitro shall prior to the expiration of any Transition Service, take all commercially reasonable steps necessary to assist in the implementation of such Migration Plan related to each such Transition Service. The Parties agree that Vitro personnel are required for the Migration Plan only as a result of Vitro’s specific knowledge and experience as former provider of services to, and corporate affiliation with, the Acquired Companies. Therefore, Vitro’s (and its personnel’s) involvement in the Migration Plan shall be primarily limited to the migration activities that only Vitro personnel can perform as a result of past services provided by Vitro and Vitro’s prior affiliation with the Acquired Companies. For the avoidance of doubt, the Parties agree that Vitro shall not be obligated to provide Migration Services which are general in nature and for which there is a market of third party contractors who can provide such services without requiring the specific knowledge possessed by Vitro in any material respect.

(b)	With respect to any software that is subject to the Vitro Software License Agreement (the “SLA”), upon Recipient’s request at any time during the term of this Agreement, Vitro shall provide reasonable technical assistance to Recipients with respect to the technical functionality, operating environment, interfaces and data inputs and outputs of the Software so as to provide Recipients’ technical staff with sufficient knowledge of such Applications, without accessing the Source Code, to evaluate and understand such functionality in sufficient detail for Recipient to develop and execute a Migration Plan for such Software even if Vitro has not yet released to Recipients the Source Code for such Applications. In the event that Recipients terminate any Transition Services relating to Applications for which Vitro has not yet delivered Source Code pursuant to the terms of the SLA, the Recipients shall pay to Vitro vendors for direct services and pay the salaries and Minimum Benefits for Vitro employees, as expressed as an hourly rate pursuant to subparagraph (a) of this Section, for continued provision of technical support and maintenance of such Applications, including patches, bug fixes, and Permitted Modifications as required, until such time as the Source Code for such Application is delivered by Vitro to Recipient and, at the request of Recipient, for a period of up to six months thereafter. (For purposes of the foregoing, the terms Application, Permitted Modification, Software, and Source Code shall have the meanings set forth in the SLA.)
     8. Confidential Information.
(a)	“Confidential Information” means (i) any financial information provided to Vitro pursuant to Section 3(f), (ii) any information provided by Vitro pursuant to Sections 11 or 12, and (iii) any and all information of any kind and any format and medium that is not generally known to the public and that: (A) is marked confidential, restricted or proprietary; or (B) under all of the circumstances ought reasonably to be treated as confidential and/or proprietary. Notwithstanding the foregoing, Confidential Information does not include information that: (a) is, as of the time of its disclosure, or thereafter becomes, part of the public domain through a source other than the receiving Party; or (b) was known to the receiving Party as of the time of its disclosure except for Confidential Information of any Party known by the other Party as of the date of this Agreement, provided, however, that information related to the Business that would be considered Confidential Information but for the fact that Vitro and/or its Affiliates know such information as a result of their affiliation with the Business prior to the date of this agreement and such information is not otherwise used in connection with the Excluded Businesses shall be considered Confidential Information of Recipient and the Acquired Companies; or (c) the receiving Party is required, by Law or court order, to disclose.

(b)	Each Party shall maintain in confidence all Confidential Information of the other Parties. Further, no Party shall use the Confidential Information of the other Parties for any purpose not directly related to this Agreement.

(c)	The terms of this Section 8 will survive the expiration or earlier termination of this Agreement for a period of five years from the date of such expiration or termination.
     9. Indemnification.
(a)	Vitro, at its sole cost and expense, shall indemnify and hold harmless the Recipient, their Affiliates and their respective Representatives from any and all Losses arising out of or resulting from any Actions brought by or on behalf of any employees of Vitro or its Affiliates against the Recipient, their Affiliates and their respective Representatives, claiming any benefits or other rights available to such employees under Labor Laws related to this Agreement. For the avoidance of doubt, all Losses arising out of or resulting from the employment relationship of any Vitro Entity and its employees, including the General Manager, will be the sole responsibility of Vitro, which shall be considered the employer of such individuals. Notwithstanding the foregoing, the parties agree that nothing in this paragraph shall limit the Acquired Companies’ payment obligations set forth in Section 5(g) of this Agreement.

(b)	Recipient, at its sole cost and expense, shall indemnify and hold harmless Vitro, its Affiliates and Representatives from any and all Losses arising out of or resulting from any Actions brought by or on behalf of any employees of Recipient, the Acquired Companies, or their Affiliates against the Vitro, its Affiliates and their respective Representatives, claiming any benefits or other rights available to such employees under Labor Laws related to this Agreement. For the avoidance of doubt, all Losses arising out of or resulting from the employment relationship of any Recipient, the Acquired Companies and their employees, will be the sole responsibility of Recipient and the Acquired Companies, which shall be considered the employer of such individuals.
     10. Information and Materials.
          (a) Except as otherwise expressly provided in this Agreement, the SLA, or in the Purchase Agreement, as between Vitro and Recipient, the Recipient shall own and retain all right, title and interest in and to any and all Intellectual Property rights in and to data or Confidential Information of the Recipient and all data, software, source and object code, specifications, designs, processes, techniques, concepts, improvements, discoveries, and inventions, including without limitation any modifications, improvements, or derivative works thereof, created or provided by or for the Recipient in connection with the performance of this Agreement by Vitro except for Intellectual Property developed by Vitro for the primary benefit of the Excluded Businesses (“Recipient Content”).
          (b) Except as otherwise expressly provided in this Agreement, the SLA, or in the Purchase Agreement, to the extent that any Intellectual Property rights arise out of the performance of this Agreement as between the Parties, the Recipient will own all such Recipient Content and any deliverables created in connection with such Transition Services (and such Recipient Content shall be deemed to be a “work-made-for-hire”). Vitro hereby assigns, and shall cause its third party vendors, agents or contractors to assign, all of their respective right, title and interest in and to any such Recipient Content to the Recipient to effectuate the allocation of such rights as provided in this subsection and such assignment shall be deemed made upon the creation of such Intellectual Property rights without need for further action of any Party. Vitro shall, at the Recipient’s request and expense, assist the Recipient in obtaining, registering, and recording Recipient Content rights as allocated hereunder. Such assistance shall include execution of all documents reasonably required by the Recipient.
          (c) At any time during the Term, promptly at the Recipient’s written request, (but in no event more than 20 days after the date of the request) Vitro shall deliver to the Recipient a true and correct copy of any and all materials or data owned by the Recipient and in the possession of Vitro, in such form and format as are then being used by Vitro to perform the Transition Services.
          (d) Vitro represents and warrants that it has sufficient rights in any third party materials, properties or Contracts to provide the Transition Services as contemplated hereunder without payment of any fees or breach of any Contract or violation of the right of third parties other than as specifically stated in the Shared Contracts and agreed by the Parties to be the responsibility of the Recipient. Subject to Sections 5(b), 5(c) and other applicable provisions of this Agreement, Vitro shall maintain in effect during the Term any such rights as are required to provide the Transition Services at its own expense except as any such costs are incorporated into and are part of the fees payable by the Recipient pursuant to Section 3 or other applicable provisions of this Agreement.
     11. Audits and Inspections.
          (a) Performance Audit. Vitro will provide to Libbey Inc. (“Libbey”) or the Recipient (or Vitrocrisa on the Recipient’s behalf), their internal and external auditors (“Libbey’s auditors”), and such other Representatives as Libbey or the Recipient may from time to time designate, reasonable access to Vitro’s internal and external auditors (“Vitro’s auditors”) and other personnel and data, and to any third-party (such as E.D.S.) rendering services to Vitro for the benefit of the Acquired Companies (to the extent agreed by such third-parties), for the purpose of enabling Libbey’s auditors, at the sole cost and expense of Libbey or the Recipient, to perform audits, inspections and tests of the effectiveness of Vitro’s logical and physical security and data protection controls relating to the Transition Services, as more particularly described in attached Exhibit C. Vitro’s obligation to provide such access to Libbey or the Recipient (and Libbey’s auditors) is subject to the following:
       (i) Libbey, the Recipient and Libbey’s auditors shall be entitled only to such access as is reasonably necessary in order for Libbey to (A) obtain the unqualified opinion of Libbey’s external auditors in connection with the audit of Libbey’s consolidated financial statements and/or internal controls (whether such audit is required pursuant to applicable U.S. securities Laws or any agreement to which Libbey or Libbey Glass Inc. is a party which requires that such audit comply with such Laws) and (B) file such certifications of Libbey or its executives as Libbey is required by applicable Laws to file with the U.S. Securities and Exchange Commission with respect to Libbey’s financial statements and internal controls;
       (ii) Vitro shall not be required to provide any proprietary or other confidential information to Libbey’s auditors until such time as Vitro has received from Libbey’s auditors an executed confidentiality agreement in commercially reasonable form;

       (iii) Prior to performing any independent audits, inspections or tests pursuant to this Section 11, Libbey’s auditors shall consult with Vitro’s auditors to determine whether Vitro’s auditors have performed such audits, inspections and/or tests and, if so, the scope of such audits, inspections and/or tests and results thereof. If (A) Vitro’s auditors have not performed such audits, inspections and/or tests or (B) Libbey’s auditors are not, in the exercise of their professional judgment, satisfied with the scope or results of such audits, inspections or tests, Libbey’s auditors shall advise Vitro’s auditors of any additional inspection or testing that Libbey’s auditors require, and such inspection or testing shall be performed by Vitro’s auditors, at the sole cost and expense of Libbey. If, after such additional inspection or testing, Libbey’s auditors require access to Vitro’s personnel or to data or records for purposes of the audits, inspections or testing contemplated by this Section 11(a), then Vitro will, within a reasonable period of time after receipt of written request from Libbey or Libbey’s auditors, furnish to Libbey’s auditors access to such personnel, data or records at reasonable times during normal working hours, without undue disruption to Vitro’s day-to-day operations, and Libbey’s auditors will perform such inspections, audits or testing as expeditiously as possible. Libbey agrees to provide Vitro copies of all reports or results of such audits, inspections or tests upon request, and Libbey agrees that all such reports or results are subject to the provisions of Section 8 above;
       (iv) Vitro shall not be obligated to provide to Libbey, the Recipient or Libbey’s auditors any information or access (A) with respect to which Vitro owes a contractual duty of confidentiality to an unrelated third party (provided, however, that Vitro shall use commercially reasonable efforts to obtain such third party’s consent to the disclosure of such information to Libbey’s auditors solely for purposes of enabling Libbey’s auditors to issue the unqualified audit opinion contemplated in this Section 11(a)) or (B) that relates to the business and operations of other Vitro Entities and does not relate to the business of the Acquired Companies; and
       (v) While on Vitro’s premises, Libbey’s auditors or other Representatives shall adhere to Vitro’s corporate security and safety policies.
          (b) Cooperation with Audit. Subject to the conditions in paragraph (a) above, Vitro shall assist the Libbey or the Recipient (or Vitrocrisa on the Recipient’s behalf) and/or their representatives during the Term as is reasonably required including, but not limited to, making available all books, records, and documents relevant to such audit in Vitro’s or any of its Affiliates’ possession. Vitro shall reasonably cooperate with Libbey or the Recipient and/or their designees in connection with audit functions and with regard to examinations by any Governmental Authority during the Term. Recipient will reimburse Vitro for the reasonable costs and expenses incurred by it in complying with this Section 11. Vitro agrees to use commercially reasonable efforts to remedy any significant deficiency identified during the course of any audit that the Libbey auditors identify as a significant deficiency with respect to Libbey’s audited financial statements or internal controls.
          (c) Follow-Up Audits. If any audit conducted by Libbey, the Recipient or Libbey’s auditors pursuant to this Section 11 reveals significant deficiencies in connection with any audited items, Libbey or the Recipient (or Vitrocrisa on the Recipient’s behalf) and Libbey’s auditors shall be entitled to conduct follow-up audits during the Term not more often than twice during the period ending December 31, 2006 and once every three months thereafter until such time as such significant deficiencies are determined to have been remediated and no additional significant deficiencies are identified.

     12. Force Majeure.
(a)	An event of “Force Majeure” shall mean an event or circumstance that prevents, impacts or delays the affected Party from performing its obligations under this Agreement if such event or circumstance is beyond the reasonable control of and not due to the fault of the affected Party, including, without limitation, acts of God (e.g., earthquake, flood, hurricane, tornado, and other severe weather conditions); strikes or other labor disturbance; acts of third parties, including suppliers and vendors; acts of a public enemy; civil or military conflicts or commotions, unrest, or disturbance; and compliance with an order of a governmental authority. The mere inability to meet a payment obligation as a result of insufficient funds shall not constitute an event of Force Majeure, but an inability to meet a payment obligation as a result of an event or circumstance that results in the closure of financial institutions generally or the closure of the Party’s financial institutions specifically and that prevents or delays the transmission of funds to the other Party shall constitute an event of Force Majeure.

(b)	If either Party is rendered wholly or partly unable to perform its obligations under this Agreement because of a Force Majeure event, that Party will be excused from whatever performance is affected by the Force Majeure event to the extent so affected; provided, that: (i) the non-performing Party, as soon as reasonably possible after knowing of the occurrence of the Force Majeure event, gives the other Party written notice describing the particulars of the occurrence; (ii) the suspension of performance is of no greater scope and of no longer duration than is reasonably required by the Force Majeure event; (iii) the non-performing Party uses reasonable efforts to overcome or mitigate the effects of such occurrence; and (iv) when the non-performing Party is able to resume performance of its obligations hereunder, that Party shall give the other Party written notice to that effect and shall promptly resume such performance.
     13. Miscellaneous.
(a)	Access. Upon reasonable notice, and only to the extent reasonably required for Vitro to perform the Transition Services, the Recipient shall provide the Vitro personnel with access to the equipment, office space, manufacturing facilities and telecommunications and computer equipment and systems used in the Business. Access, if any, to the Recipient’s premises and/or systems is granted solely to facilitate the provision of the Transition Services. Access, if any, to the foregoing is limited to those specific premises and/or systems, time periods and personnel as are agreed to by the Recipient, which agreement shall not be unreasonably withheld. Use of any other of the Recipient’s premises or systems is expressly prohibited. This prohibition applies even when the premises or systems which Vitro are authorized to access serve as a gateway to other premises or systems outside the scope of Vitro’s authorization. In the event that access to the Recipient’s premises or system is reasonably required to perform services and such access is denied, then Vitro shall have no obligation to provide services to the extent it cannot perform such services due to the denial of such access. When accessing the Recipient’s premises or systems in connection herewith, the personnel accessing such premises or systems shall comply with all policies and procedures applicable to the use of such premises and systems including, but not limited to, health, safety and security policies and procedures.

(b)	Relationship of the Parties. It is expressly understood and agreed that in rendering the Transition Services hereunder, Vitro is acting as independent contractor and that this Agreement does not constitute any Party (or any Representative of a Party) as an employee, agent or other representative of any other Party for any purpose whatsoever. Notwithstanding Section 11.13 of the Purchase Agreement, no Party has the right or authority to enter into any Contract, warranty, guarantee or other undertaking in the name or for the account of any other Party, or to assume or create any obligation or liability of any kind, expressed or implied, on behalf of any other Party, or to bind any other Party in any manner whatsoever, or to hold itself out as having any right, power or authority to create any such obligation or liability on behalf of any other or to bind any other Party in any manner whatsoever.

(c)	Nonwaiver. Failure to insist in any instance upon strict performance of any provisions of this Agreement or to enforce any right hereunder will not be construed as a waiver of any such provision or any other provision of this Agreement or the relinquishment of any such right or any other right but the same will continue in full force and effect.

(d)	Headings. The headings used in this Agreement are intended for convenience only. They are not a part of the written understanding between the Parties, and they shall not affect the construction and interpretation of this Agreement

(e)	Survival. The provisions of Sections 5(g) (Return of Confidential Information upon Termination), 8 (Confidential Information), 9 (Indemnification), 10 (Information and Materials) and 13 (Miscellaneous) shall survive any expiration or termination of this Agreement.

(f)	Incorporation by Reference. The provisions of Sections 11.04 (Severability), 11.05 (Entire Agreement), 11.06 (Assignment), 11.07 (Amendment), 11.08 (Waiver), 11.11 (Governing Law; Agent for Service of Process), 11.12 (Waiver of Jury Trial), 11.14 (Specific Performance) and 11.15 (Counterparts) of the Purchase Agreement shall be incorporated into this Agreement, mutatis mutandis, as if references to “this Agreement” in the Purchase Agreement were references to “this Agreement” in this Agreement.
[remainder of page intentionally left blank; signatures appear on following page(s)]

     IN WITNESS WHEREOF, Acquired Companies and Vitro have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

RECIPIENT:		VITRO:

Crisa Libbey S.A. de C.V.		Vitro Corporotivo, S.A. de C.V.

By:	/s/ Roberto Rubio	By:	/s/ Roberto Colomé

	Name: Roberto Rubio Title: Attorney-in-Fact		Name: Roberto Colomé Title: Attorney-in-Fact

Vitrocrisa Holding, S. de R.L. de C.V.

By:	/s/ Roberto Rubio

Name: Roberto Rubio Title: Attorney-in-Fact

Vitrocrisa S. de R.L. de C.V.

By:	/s/ Roberto Rubio

Name: Title: Attorney-in-Fact

By:	/s/ José Antonio Pérez

Name: José Antonio Pérez Title: Attorney-in-Fact

Vitrocrisa Comercial, S. de R.L. de C.V.,

By:	/s/ Roberto Rubio

Name: Roberto Rubio Title: Attorney-in-Fact

By:	/s/ José Antonio Pérez

Name: José Antonio Pérez Title: Attorney-in-Fact

Crisa Industrial, L.L.C.

By:	/s/ Roberto Rubio

Name: Roberto Rubio Title: Authorized Signatory

By:	/s/ José Antonio Pérez

Name: José Antonio Pérez Title: Authorized Signatory
[Signature Page to the Transition Services Agreement]

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